SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 25, 2007

Date of Report (Date of earliest event reported)

EDEN BIOSCIENCE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	(0-31499)	91-1649604

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11816 North Creek Parkway N., Bothell, WA 98011

(Address of principal executive offices, including zip code)

(425) 806-7300

(Registrant’s telephone number, including area code)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2007, we entered into an employment agreement with Bradley S. Powell, our President and Chief Financial Officer. Under the terms of the employment agreement, we agreed to pay Mr. Powell an annual base salary initially set at $205,000, and a lump sum amount payable upon execution of the employment agreement equal to the retroactive application of his annual base salary to December 15, 2006, the date on which he became our President. Mr. Powell may receive, at the Compensation Committee’s sole discretion, a bonus upon completion of an acquisition, merger or consolidation to which the Company is a party. Mr. Powell is also entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs provided to our other employees. The employment agreement includes noncompetition and nonsolicitation provisions that apply to Mr. Powell during his employment and for a period of 18 months thereafter, and includes customary nondisclosure and inventions assignment provisions.

The employment agreement extinguished Mr. Powell’s change-in-control agreement, dated August 16, 2000, and severance agreement, dated January 28, 2002, in exchange for supplemental payments totaling $356,145. The supplemental payments are payable in installments as follows: one-half on execution of the employment agreement; one-quarter on September 30, 2007; and one-quarter on January 1, 2008. Any remaining unpaid supplemental payment shall not be made in the event Mr. Powell’s employment is terminated by us for cause, as defined in the agreement, or if Mr. Powell voluntarily terminates his employment for any reason. If Mr. Powell’s employment is terminated by the Company without cause or as a result of his death or total disability, as defined in the agreement, any remaining unpaid supplemental payment shall be accelerated and paid on the date of termination and Mr. Powell’s unvested stock options would accelerate and become fully vested and exercisable.

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Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement, dated as of July 25, 2007, between Bradley S. Powell and Eden Bioscience Corporation

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDEN BIOSCIENCE CORPORATION

Dated: July 30, 2007	By:	/s/ Bradley S. Powell

Bradley Powell President, Chief Financial Officer and Secretary

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